Exhibit 99.1

For Immediate Release
October 19, 2009

For More Information
Carl J. Chaney, President & Chief Executive Officer
Michael M. Achary, Chief Financial Officer
Paul D. Guichet, VP, Investor Relations & Corporate Governance
800.522.6542 or 228.563.6559

Hancock Holding Company announces public offering of common stock

GULFPORT, MS (October 19, 2009) — Hancock Holding Company (NASDAQ: HBHC) today announced it has commenced an underwritten registered public offering of approximately $150 million in common stock. Hancock Holding Company intends to grant the underwriters an option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any. Keefe, Bruyette & Woods, Inc. and Morgan Stanley are acting as joint lead book-running managers. Sterne Agee & Leach, Stifel Nicolaus & Co. and FIG Partners will serve as co-managers.

The shares will be issued pursuant to a prospectus supplement filed as part of a shelf registration statement filed with the Securities and Exchange Commission on Form S-3. The Company intends to use the net proceeds from this offering for general corporate purposes, which may include financing acquisition opportunities.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019 or by calling toll-free (800) 966-1559 and from Morgan Stanley at 180 Varick St, 2nd Floor, New York, NY 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com.

About Hancock Holding Company

Hancock Holding Company — parent company of Hancock Bank Mississippi, Hancock Bank of Louisiana, Hancock Bank of Florida, and Hancock Bank of Alabama — operates more than 150 banking and financial services offices and more than 130 ATMs and has assets of approximately $6.8 billion as of September 30, 2009.  Founded in 1899, Hancock Bank consistently rates among America’s strongest, safest financial institutions and has ranked as one of the nation’s Top 10 Best Banks, according to Bank Director Magazine, for two years in a row.

Hancock Holding Company announces public offering of common stock
October 19, 2009
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Other subsidiaries include Harrison Finance Company and Hancock Insurance Agency and its divisions of Ross King Walker and J. Everett Eaves.  Additional corporate information and e-banking are available at www.hancockbank.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about companies’ anticipated future financial performance.  This act provides a safe harbor for such disclosure, which protects the companies from unwarranted litigation if actual results are different from management expectations.  This release contains forward-looking statements which are not historical facts and reflects management’s current views and estimates of future economic circumstances, industry conditions, company performance, and financial results.  These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements.

SOURCE Hancock Holding Company

Contact: Carl J. Chaney, President and Chief Executive Officer, or Michael M. Achary, Chief Financial Officer, or Paul D. Guichet, Investor Relations Manager, +1-228-563-6559 or paul_guichet@hancockbank.com, all of Hancock Holding Company.

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